loanDepot announces second quarter 2024 financial results

Strong operational results highlighted by expanded market share and gain on sale margins; continues to invest in key growth initiatives and platforms.
Highlights:
•Revenue of $265 million as higher origination and servicing revenues partially offset negative net change in fair value of servicing rights.
•Adjusted revenue of $278 million, the highest level since the beginning of the market downturn.
•Pull-through weighted gain on sale margin of 322 basis points, the highest margin since the beginning of the market downturn.
•Completed $120 million Vision 2025 supplemental productivity program.
•Net loss of $66 million, including non-operational charges of $27 million related to the first quarter 2024 cybersecurity incident and $6 million loss on the extinguishment of debt related to the successful tender exchange.
•Adjusted net loss decreased 56% to $16 million compared to second quarter of 2023.
•Adjusted EBITDA of $35 million, the highest level since the beginning of market the downturn.
•Completed tender exchange of 2025 unsecured notes, extending maturity and reducing outstanding corporate debt by $137 million.
•Reached tentative agreement to settle class action litigation related to cybersecurity incident.
•Strong liquidity profile with cash balance of $533 million.

IRVINE, Calif., August 06, 2024 - loanDepot, Inc. (NYSE: LDI), (together with its subsidiaries, “loanDepot” or the “Company”), a leading provider of lending solutions that make the American dream of homeownership more accessible and achievable for all, today announced results for the second quarter ended June 30, 2024.

“During the second quarter, by most measures, we delivered our strongest operational results since the beginning of the market downturn that began in the first quarter of 2022,” said President and Chief Executive Officer Frank Martell. “As we near the completion of our Vision 2025 strategic plan, which was launched in July 2022, we have dramatically improved our operational results while positioning the company for long-term success. Our positive operational momentum was driven by profitable adjusted revenue growth as well as our ongoing commitment to cost discipline.

“Importantly, we continue to make critical and strategic investments in our people, products and technology platforms. We believe these investments position the company to capture the opportunities to expand market share and profitability presented by higher forecasted market volumes in 2025. This quarter, the company continued to build our in-market retail franchise, which contributed to our expanded margins and market share growth.

“In addition, we believe the company is increasingly well positioned to capitalize on the record levels of home equity available to homeowners for debt consolidation and home improvement, as well as the inevitable increase in rate and term refinance volume as mortgage interest rates are expected to decrease. At loanDepot, we believe home means everything and our expanding team of professionals delivers a complete suite of products and services that fuel the American dream.”

Added Chief Financial Officer David Hayes, “We are laser focused on our commitment to profitability and continue to work with discipline to grow revenue and manage costs. During the second quarter we successfully delivered the $120 million benefit targeted by our supplemental productivity program.

“As we approach a return to sustainable profitability, the second quarter was marked by two very significant milestones. The first is our successful tender and exchange of $500 million of corporate notes coming due in the fourth quarter of 2025. The net result of the exchange was to reduce the principal balance of our debt by $137 million and extend the maturity to 2027. As part of the debt exchange, we took advantage of strong market conditions and monetized approximately $29 billion of unpaid principal balance of our mortgage servicing rights to end the quarter with a strong balance sheet, including $533 million in cash. Second, we also reached a settlement in principle related to the class-action litigation attributable to the January cyber incident. We are presently negotiating the terms of a settlement agreement, and plaintiffs will likely submit it for court approval later in the third quarter. We believe the settlement will remove significant uncertainty for our stakeholders going forward.”

Second Quarter Highlights:

Financial Summary

	Three Months Ended			Six Months Ended
($ in thousands except per share data) (Unaudited)	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Rate lock volume	$8,298,270	$6,802,330	$8,973,666	$15,100,600	$17,442,101
Pull-through weighted lock volume(1)	5,782,309	4,731,836	6,057,179	10,514,145	11,382,667
Loan origination volume	6,090,634	4,558,351	6,273,543	10,648,985	11,217,880
Gain on sale margin(2)	3.06%	2.84%	2.75%	2.97%	2.61%
Pull-through weighted gain on sale margin(3)	3.22%	2.74%	2.85%	3.01%	2.57%
Financial Results
Total revenue	$265,390	$222,785	$271,833	$488,175	$479,734
Total expense	342,547	307,950	330,148	650,496	644,632
Net loss	(65,853)	(71,505)	(49,759)	(137,357)	(141,480)
Diluted loss per share	$(0.18)	$(0.19)	$(0.13)	$(0.37)	$(0.38)
Non-GAAP Financial Measures(4)
Adjusted total revenue	$278,007	$230,816	$268,736	$508,820	$494,735
Adjusted net loss	(15,890)	(39,499)	(36,120)	(55,384)	(95,043)
Adjusted EBITDA	34,575	503	4,070	35,078	(23,411)
(1)Pull-through weighted rate lock volume is the principal balance of loans subject to interest rate lock commitments, net of a pull-through factor for the loan funding probability.
(2)Gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by loan origination volume during period.
(3)Pull-through weighted gain on sale margin represents the total of (i) gain on origination and sale of loans, net, and (ii) origination income, net, divided by the pull-through weighted rate lock volume.
(4)See “Non-GAAP Financial Measures” for a discussion of Non-GAAP Financial Measures and a reconciliation of these metrics to their closest GAAP measure.

Year-over-Year Operational Highlights
•Non-volume related expenses increased $11.5 million from the second quarter of 2023, primarily due to costs related to the January 2024 cyber incident (“Cybersecurity Incident”) and debt exchange, offset somewhat by lower headcount related salary expenses and marketing costs.
•Incurred $26.9 million of expenses related to the first quarter Cybersecurity Incident, including accrual to settle outstanding legal claims against the company.
•Incurred restructuring and impairment charges totaling $4.3 million, a decrease of $1.7 million from the second quarter of 2023.
•Pull-through weighted lock volume of $5.8 billion for the second quarter of 2024, a decrease of $0.3 billion or 5% from the second quarter of 2023.
•Loan origination volume for the second quarter of 2024 was $6.1 billion, a decrease of $0.2 billion or 3% from the second quarter of 2023.
•Purchase volume totaled 72% of total loans originated during the second quarter, down slightly from 73% during the second quarter of 2023.

•Our preliminary organic refinance consumer direct recapture rate1 increased to 70% from the second quarter 2023’s refinance rate of 68%.
•Net loss for the second quarter of 2024 of $65.9 million as compared to net loss of $49.8 million in the second quarter of 2023. Net loss increased primarily due to higher expenses, which included costs related to the first quarter 2024 cyber incident and charges related to the debt exchange transaction.
•Adjusted net loss for the second quarter of 2024 was $15.9 million as compared to adjusted net loss of $36.1 million for the second quarter of 2023.

Outlook for the third quarter of 2024
•Origination volume of between $5 billion and $7 billion.
•Pull-through weighted rate lock volume of between $5 billion and $7 billion.
•Pull-through weighted gain on sale margin of between 280 basis points and 300 basis points.

Servicing

	Three Months Ended			Six Months Ended
Servicing Revenue Data: ($ in thousands) (Unaudited)	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Due to collection/realization of cash flows	$(42,285)	$(35,999)	$(41,619)	$(78,285)	$(76,276)

Due to changes in valuation inputs or assumptions	15,623	28,244	26,138	43,867	4,771
Realized (loss) gain on sale of servicing rights	(3,057)	44	6,973	(3,013)	7,164
Net loss from derivatives hedging servicing rights	(25,183)	(36,319)	(30,014)	(61,499)	(26,936)
Change in fair value of servicing rights, net of hedging gains and losses	(12,617)	(8,031)	3,097	(20,645)	(15,001)
Other realized (losses) gains on sales of servicing rights (1)	(5,885)	(1,240)	48	(7,126)	(3)
Changes in fair value of servicing rights, net	$(60,787)	$(45,270)	$(38,474)	$(106,056)	$(91,280)

Servicing fee income (2)	$125,082	$124,059	$119,529	$249,140	$239,418
(1)Includes the (provision) recovery for sold MSRs and broker fees.
(2)Servicing fee income for the three months ended June 30, 2023, has been adjusted to incorporate earnings credits, which were previously classified as part of net interest income.

1 We define organic refinance consumer direct recapture rate as the total unpaid principal balance (“UPB”) of loans in our servicing portfolio that are paid in full for purposes of refinancing the loan on the same property, with the Company acting as lender on both the existing and new loan, divided by the UPB of all loans in our servicing portfolio that paid in full for the purpose of refinancing the loan on the same property. The recapture rate is finalized following the publication date of this release when external data becomes available.

	Three Months Ended			Six Months Ended
Servicing Rights, at Fair Value: ($ in thousands) (Unaudited)	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Balance at beginning of period	$1,970,164	$1,985,718	$2,016,568	$1,985,718	$2,025,136
Additions	66,115	48,375	75,866	114,491	135,161
Sales proceeds	(439,199)	(56,113)	(85,164)	(495,312)	(97,194)
Changes in fair value:
Due to changes in valuation inputs or assumptions	15,623	28,244	26,138	43,867	4,771
Due to collection/realization of cash flows	(42,285)	(35,999)	(41,619)	(78,285)	(76,276)
Realized (losses) gains on sales of servicing rights	(3,955)	(61)	6,973	(4,016)	7,164
Total changes in fair value	(30,617)	(7,816)	(8,508)	(38,434)	(64,341)
Balance at end of period (1)	$1,566,463	$1,970,164	$1,998,762	$1,566,463	$1,998,762
(1)Balances are net of $16.7 million, $15.8 million, and $13.3 million of servicing rights liability as of June 30, 2024, March 31, 2024, and June 30, 2023, respectively.

				% Change
Servicing Portfolio Data: ($ in thousands) (Unaudited)	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun-24 vs Mar-24	Jun-24 vs Jun-23
Servicing portfolio (unpaid principal balance)	$114,278,549	$142,337,251	$142,479,870	(19.7)%	(19.8)%

Total servicing portfolio (units)	403,302	491,871	482,266	(18.0)	(16.4)

60+ days delinquent ($)	$1,457,098	$1,445,489	$1,192,377	0.8	22.2
60+ days delinquent (%)	1.3%	1.0%	0.8%

Servicing rights, net to UPB	1.4%	1.4%	1.4%

Balance Sheet Highlights

				% Change
($ in thousands) (Unaudited)	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun-24 vs Mar-24	Jun-24 vs Jun-23
Cash and cash equivalents	$533,153	$603,663	$719,073	(11.7)%	(25.9)%
Loans held for sale, at fair value	2,377,987	2,300,058	2,256,551	3.4	5.4
Loans held for investment, at fair value	120,287	—	—	NM	NM
Servicing rights, at fair value	1,583,128	1,985,948	2,012,049	(20.3)	(21.3)
Total assets	5,942,777	6,193,270	6,203,504	(4.0)	(4.2)
Warehouse and other lines of credit	2,213,128	2,069,619	2,046,208	6.9	8.2
Total liabilities	5,363,839	5,555,928	5,406,160	(3.5)	(0.8)
Total equity	578,938	637,342	797,344	(9.2)	(27.4)

An increase in loans held for sale at June 30, 2024, resulted in a corresponding increase in the balance on our warehouse lines of credit. Total funding capacity with our lending partners was $3.1 billion at June 30, 2024, and $3.9 billion at June 30, 2023. Available borrowing capacity was $0.8 billion at June 30, 2024.

Consolidated Statements of Operations

($ in thousands except per share data)	Three Months Ended			Six Months Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
	(Unaudited)			(Unaudited)
REVENUES:
Interest income	$35,052	$30,925	$33,060	$65,977	$61,017
Interest expense	(35,683)	(31,666)	(32,001)	(67,349)	(59,689)
Net interest (expense) income	(631)	(741)	1,059	(1,372)	1,328

Gain on origination and sale of loans, net	166,920	116,060	154,335	282,981	262,487
Origination income, net	19,494	13,606	18,332	33,099	30,349
Servicing fee income	125,082	124,059	119,529	249,140	239,418
Change in fair value of servicing rights, net	(60,787)	(45,270)	(38,474)	(106,056)	(91,280)
Other income	15,312	15,071	17,052	30,383	37,432
Total net revenues	265,390	222,785	271,833	488,175	479,734

EXPENSES:
Personnel expense	141,036	134,318	157,799	275,354	298,826
Marketing and advertising expense	31,175	28,354	34,712	59,529	70,626
Direct origination expense	21,550	18,171	17,224	39,721	34,603
General and administrative expense	73,160	57,746	54,817	130,905	110,951
Occupancy expense	5,204	5,110	6,099	10,314	12,180
Depreciation and amortization	8,955	9,443	10,721	18,398	20,747
Servicing expense	8,467	8,261	5,750	16,728	10,583
Other interest expense	53,000	46,547	43,026	99,547	86,116
Total expenses	342,547	307,950	330,148	650,496	644,632

Loss before income taxes	(77,157)	(85,165)	(58,315)	(162,321)	(164,898)
Income tax benefit	(11,304)	(13,660)	(8,556)	(24,964)	(23,418)
Net loss	(65,853)	(71,505)	(49,759)	(137,357)	(141,480)
Net loss attributable to noncontrolling interests	(33,642)	(37,250)	(26,316)	(70,891)	(75,130)
Net loss attributable to loanDepot, Inc.	$(32,211)	$(34,255)	$(23,443)	$(66,466)	$(66,350)

Basic loss per share	$(0.18)	$(0.19)	$(0.13)	$(0.37)	$(0.38)
Diluted loss per share	$(0.18)	$(0.19)	$(0.13)	$(0.37)	$(0.38)

Weighted average shares outstanding
Basic	182,324,046	181,407,353	173,908,030	181,863,195.00	172,358,924.00
Diluted	182,324,046	324,679,090	173,908,030	181,863,195.00	172,358,924.00

Consolidated Balance Sheets

($ in thousands)	Jun 30, 2024	Mar 31, 2024	Dec 31, 2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$533,153	$603,663	$660,707
Restricted cash	98,057	74,346	85,149
Loans held for sale, at fair value	2,377,987	2,300,058	2,132,880
Loans held for investment, at fair value	120,287	—	—
Derivative assets, at fair value	59,779	64,055	93,574
Servicing rights, at fair value	1,583,128	1,985,948	1,999,763
Trading securities, at fair value	89,477	91,545	92,901
Property and equipment, net	64,631	66,160	70,809
Operating lease right-of-use asset	24,549	27,409	29,433
Loans eligible for repurchase	740,238	748,476	711,371
Investments in joint ventures	17,905	17,849	20,363
Other assets	233,586	213,761	254,098
Total assets	$5,942,777	$6,193,270	$6,151,048

LIABILITIES AND EQUITY
LIABILITIES:
Warehouse and other lines of credit	$2,213,128	$2,069,619	$1,947,057
Accounts payable and accrued expenses	375,319	367,457	379,971
Derivative liabilities, at fair value	17,856	11,233	84,962
Liability for loans eligible for repurchase	740,238	748,476	711,371
Operating lease liability	41,896	45,324	49,192
Debt obligations, net	1,975,402	2,313,819	2,274,011
Total liabilities	5,363,839	5,555,928	5,446,564
EQUITY:
Total equity	578,938	637,342	704,484
Total liabilities and equity	$5,942,777	$6,193,270	$6,151,048

Loan Origination and Sales Data

($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Loan origination volume by type:
Conventional conforming	$3,311,617	$2,545,203	$3,323,678	$5,856,820	$6,217,499
FHA/VA/USDA	2,271,104	1,654,025	2,337,946	3,925,129	4,016,537
Jumbo	150,666	75,794	148,077	226,460	279,143
Other	357,247	283,329	463,842	640,576	704,701
Total	$6,090,634	$4,558,351	$6,273,543	$10,648,985	$11,217,880

Loan origination volume by purpose:
Purchase	$4,383,145	$3,296,273	$4,552,919	$7,679,418	$8,065,690
Refinance - cash out	1,562,827	1,143,682	1,614,747	2,706,509	2,938,986
Refinance - rate/term	144,662	118,396	105,877	263,058	213,204
Total	$6,090,634	$4,558,351	$6,273,543	$10,648,985	$11,217,880

Loans sold:
Servicing retained	$4,011,399	$2,986,541	$3,943,845	$6,997,940	$7,221,552
Servicing released	1,893,515	1,452,812	2,134,024	3,346,327	4,252,898
Total	$5,904,914	$4,439,353	$6,077,869	$10,344,267	$11,474,450

Second Quarter Earnings Call
Management will host a conference call and live webcast today at 5:00 p.m. ET on loanDepot’s Investor Relations website, investors.loandepot.com, to discuss the Company’s earnings results.

The conference call can also be accessed by dialing (800) 715-9871, Conference ID: 9881136. Please call five minutes in advance to ensure that you are connected prior to the call. A webcast can also be accessed at https://events.q4inc.com/attendee/410319294.

A replay of the webcast will be made available on the Investor Relations website following the conclusion of the event.

For more information about loanDepot, please visit the company’s Investor Relations website: investors.loandepot.com.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined by GAAP, we disclose certain non-GAAP measures to assist investors in evaluating our financial results. We believe these non-GAAP measures provide useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. They facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in hedging strategies, changes in valuations, capital structures (affecting interest expense on non-funding debt), taxation, the age and book depreciation of facilities (affecting relative depreciation expense), and other cost or benefit items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP measures include our Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share (if dilutive), and Adjusted EBITDA (LBITDA). We exclude from these non-GAAP financial measures the change in fair value of MSRs, gains (losses) from the sale of MSRs and related hedging gains and losses that represent realized and unrealized adjustments resulting from changes in valuation, mostly due to changes in market interest rates, and are not indicative of the Company’s operating performance or results of operation. Beginning in the second quarter of 2024, we began to include the gains (losses) from the sale of MSRs in valuation changes in servicing rights, net of hedging gains and losses to appropriately capture all valuation changes in MSRs up to and including the sales date. Prior periods have been revised to conform with this new presentation. We also exclude stock-based compensation expense, which is a non-cash expense, expenses directly related to the Cybersecurity Incident, net of expected insurance recoveries, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees, including legal expenses, litigation settlement costs, and commission guarantees, gains or losses on extinguishment of debt and disposal of fixed assets, non-cash goodwill impairment, and other impairment charges to intangible assets and operating lease right-of-use assets, as well as certain costs associated with our restructuring efforts, as management does not consider these costs to be indicative of our performance or results of operations. Adjusted EBITDA (LBITDA) includes interest expense on funding facilities, which are recorded as a component of “net interest income (expense),” as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on our non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA (LBITDA). Adjustments for income taxes are made to reflect historical results of operations on the basis that it was taxed as a corporation under the Internal Revenue Code, and therefore subject to U.S. federal, state and local income taxes. Adjustments to Diluted Weighted Average Shares Outstanding assumes the pro forma conversion of weighted average Class C shares to Class A common stock. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Some of these limitations are:

•they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA (LBITDA) does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payment on our debt;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and Adjusted Total Revenue, Adjusted Net Income (Loss), and Adjusted EBITDA (LBITDA) do not reflect any cash requirement for such replacements or improvements; and
•they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows.

Because of these limitations, Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) are not intended as alternatives to total revenue, net income (loss), net income (loss) attributable to the Company, or Diluted Earnings (Loss) Per Share or as an indicator of our operating performance and should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations. We compensate for these limitations by using Adjusted Total Revenue, Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) Per Share, and Adjusted EBITDA (LBITDA) along with other comparative tools, together with U.S. GAAP measurements, to assist in the evaluation of operating performance. See below for a reconciliation of these non-GAAP measures to their most comparable U.S. GAAP measures.

Reconciliation of Total Revenue to Adjusted Total Revenue ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Total net revenue	$265,390	$222,785	$271,833	$488,175	$479,734
Valuation changes in servicing rights, net of hedging gains and losses(1)	12,617	8,031	(3,097)	20,645	15,001
Adjusted total revenue	$278,007	$230,816	$268,736	$508,820	$494,735
(1)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights. Beginning in the second quarter of 2024, we began to include the gains (losses) from the sale of MSRs in valuation changes in servicing rights, net of hedging gains and losses to appropriately capture all valuation changes in MSRs up to and including the sales date. Prior periods have been revised to conform with this new presentation.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Net loss attributable to loanDepot, Inc.	$(32,211)	$(34,255)	$(23,443)	$(66,466)	$(66,350)
Net loss from the pro forma conversion of Class C common shares to Class A common stock (1)	(33,642)	(37,250)	(26,316)	(70,891)	(75,130)
Net loss	(65,853)	(71,505)	(49,759)	(137,357)	(141,480)
Adjustments to the benefit for income taxes(2)	8,838	9,774	6,916	18,616	20,120
Tax-effected net loss	(57,015)	(61,731)	(42,843)	(118,741)	(121,360)
Valuation changes in servicing rights, net of hedging gains and losses(3)	12,617	8,031	(3,097)	20,645	15,001
Stock-based compensation expense	5,898	4,855	5,754	10,753	11,679
Restructuring charges(4)	3,127	2,124	4,544	5,252	6,591
Cybersecurity incident(5)	26,942	14,698	—	41,640	—
Loss (gain) on extinguishment of debt	5,680	—	(39)	5,680	(39)
Loss (gain) on disposal of fixed assets	—	(29)	751	(28)	1,012
Other (recovery) impairment(6)	1,193	(1)	686	1,192	341
Tax effect of adjustments(7)	(14,332)	(7,446)	(1,876)	(21,777)	(8,268)
Adjusted net loss	$(15,890)	$(39,499)	$(36,120)	$(55,384)	$(95,043)

(1)Reflects net loss to Class A common stock and Class D common stock from the pro forma exchange of Class C common stock.

(2)loanDepot, Inc. is subject to federal, state and local income taxes. Adjustments to the income tax benefit reflect the income tax rates below, and the pro forma assumption that loanDepot, Inc. owns 100% of LD Holdings.

	Three Months Ended			Six Months Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Statutory U.S. federal income tax rate	21.00%	21.00%	21.00%	21.00%	21.00%
State and local income taxes (net of federal benefit)	5.27%	5.24%	5.28%	5.26%	5.78%
Effective income tax rate	26.27%	26.24%	26.28%	26.26%	26.78%
(3)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs. Beginning in the second quarter of 2024, we began to include the gains (losses) from the sale of MSRs in valuation changes in servicing rights, net of hedging gains and losses to appropriately capture all valuation changes in MSRs up to and including the sales date. Prior periods have been revised to conform with this new presentation.
(4)Reflects employee severance expense and professional services associated with restructuring efforts subsequent to the announcement of Vision 2025 in July 2022.
(5)Represents expenses directly related to the Cybersecurity Incident, net of expected insurance recoveries, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, litigation settlement costs, and commission guarantees. During the quarter ended June 30, 2024, the Company recorded an accrual of $25 million in connection with class action litigation related to the Cybersecurity Incident.
(6)Represents lease impairment on corporate and retail locations.
(7)Amounts represent the income tax effect using the aforementioned effective income tax rates, excluding certain discrete tax items.

Reconciliation of Adjusted Diluted Weighted Average Shares Outstanding to Diluted Weighted Average Shares Outstanding ($ in thousands except per share data) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Net loss attributable to loanDepot, Inc.	$(32,211)	$(34,255)	$(23,443)	$(66,466)	$(66,350)
Adjusted net loss	(15,890)	(39,499)	(36,120)	(55,384)	(95,043)

Share Data:
Diluted weighted average shares of Class A and Class D common stock outstanding	182,324,046	324,679,090	173,908,030	181,863,195	172,358,924
Assumed pro forma conversion of weighted average Class C shares to Class A common stock (1)	142,803,534	—	148,597,745	142,863,473	149,535,576
Adjusted diluted weighted average shares outstanding	325,127,580	324,679,090	322,505,775	324,726,668	321,894,500
(1)Reflects the assumed pro forma exchange and conversion of anti-dilutive Class C common shares.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (LBITDA) ($ in thousands) (Unaudited)	Three Months Ended			Six Months Ended
	Jun 30, 2024	Mar 31, 2024	Jun 30, 2023	Jun 30, 2024	Jun 30, 2023
Net loss	$(65,853)	$(71,505)	$(49,759)	$(137,357)	$(141,480)
Interest expense - non-funding debt (1)	53,000	46,547	43,026	99,547	86,116
Income tax benefit	(11,304)	(13,660)	(8,556)	(24,964)	(23,418)
Depreciation and amortization	8,955	9,443	10,721	18,398	20,747
Valuation changes in servicing rights, net of hedging gains and losses(2)	12,617	8,031	(3,097)	20,645	15,001
Stock-based compensation expense	5,898	4,855	5,754	10,753	11,679
Restructuring charges(3)	3,127	2,124	4,544	5,252	6,591
Cybersecurity incident(4)	26,942	14,698	—	41,640	—
Loss (gain) on disposal of fixed assets	—	(29)	751	(28)	1,012
Other (recovery) impairment	1,193	(1)	686	1,192	341
Adjusted EBITDA (LBITDA)	$34,575	$503	$4,070	$35,078	$(23,411)

(1)Represents other interest expense, which includes gain or loss on extinguishment of debt and amortization of debt issuance costs, in the Company’s consolidated statements of operations.
(2)Represents the change in the fair value of servicing rights due to changes in valuation inputs or assumptions, net of gains or losses from derivatives hedging servicing rights, and gains (losses) from the sale of MSRs. Beginning in the second quarter of 2024, we began to include the gains (losses) from the sale of MSRs in valuation changes in servicing rights, net of hedging gains and losses to appropriately capture all valuation changes in MSRs up to and including the sales date. Prior periods have been revised to conform with this new presentation.
(3)Reflects employee severance expense and professional services associated with restructuring efforts subsequent to the announcement of Vision 2025 in July 2022.
(4)Represents expenses, directly related to the Cybersecurity Incident, net of expected insurance recoveries, that occurred in the first quarter of 2024, including costs to investigate and remediate the Cybersecurity Incident, the costs of customer notifications and identity protection, professional fees including legal expenses, litigation settlement costs, and commission guarantees. During the quarter ended June 30, 2024, the Company recorded an accrual of $25 million in connection with class action litigation related to the Cybersecurity Incident.

Forward-Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, our business strategies, including the Vision 2025 plan, including our expanded productivity program, our progress toward run-rate profitability, our HELOC product, financial condition and liquidity, competitive position, industry and regulatory environment, potential growth opportunities, the effects of competition, the impact of the Cybersecurity Incident, operations and financial performance. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “outlook,” “potential,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could” and the negatives of those terms. These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including but not limited to, the following: our ability to achieve the expected benefits of our Vision 2025 plan and the success of our cost-reduction initiatives, such as the expanded productivity program; our ability to achieve run-rate profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; impacts of cybersecurity incidents, cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; our ability to reach a definitive settlement agreement related to the Cybersecurity Incident; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including increases in interest rate levels; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; and other risks detailed in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Reports on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission, which are difficult to predict. Therefore, current plans, anticipated actions, financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.

About loanDepot
loanDepot (NYSE: LDI) is a leading provider of lending solutions that make the American dream of homeownership more accessible and achievable for all, especially the increasingly diverse communities of first-time homebuyers, through a broad suite of lending and real estate services that simplify one of life's most complex transactions. Since its launch in 2010, the company has been recognized as an innovator, using its industry-leading technology to deliver a superior customer experience. Our digital-first approach makes it easier, faster and less stressful to purchase or refinance a home. Today, as one of the largest non-bank lenders in the country, loanDepot and its mellohome operating unit offer an integrated platform of lending, loan servicing, real estate and home services that support customers along their entire homeownership journey. Headquartered in Southern California and with hundreds of local market offices nationwide, loanDepot’s passionate team is dedicated to making a positive difference in the lives of their customers every day.

Investor Relations Contact:
Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:
Rebecca Anderson
Senior Vice President, Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

LDI-IR